UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 4)

                   Under the Securities Exchange Act of 1934*

                          Storm Cat Energy Corporation
                          ----------------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                    862168101
                                    ---------
                                 (CUSIP Number)


                                December 31, 2008
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]      Rule 13d-1(b)
             [X]      Rule 13d-1(c)
             [ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No. 862168101                    13G                     Page 2 of 6 Pages
--------------------                                           -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Touradji Capital Management, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
----------------------- --- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF               --- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       229,500
BY                      --- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                    --- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            229,500
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           229,500
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA, PN
---------- ---------------------------------------------------------------------

--------------------                                           -----------------
CUSIP No. 862168101                    13G                     Page 3 of 6 Pages
--------------------                                           -----------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paul Touradji
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
----------------------- --- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF               --- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       229,500
BY                      --- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                    --- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            229,500
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           229,500
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

This Amendment No. 4 to the Schedule 13G ("Amendment No. 4") is being filed with respect to the Common Stock of Storm Cat Energy Corporation, a company organized under the laws of British Columbia, Canada (the "Company"), to amend the
Schedule 13G filed on January 31, 2006, as amended by that certain Amendment No. 1 thereto filed on April 7, 2006, that certain Amendment No. 2 thereto filed on February 14, 2007 and that certain Amendment No. 3 thereto filed on February 14, 2008 (as so amended, the "Schedule 13G"). This Amendment No. 4 is being filed in connection with the annual requirement to report changes in beneficial ownership not otherwise reported. Further, this Amendment No. 4 reports beneficial ownership of less than 5% of the total outstanding Common Stock of the Company by the Reporting Persons. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4              Ownership:
                    ---------

Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

The beneficial ownership of Common Stock by the Reporting Persons is set forth in the information below:

                    A. Touradji Capital Management, LP
                       -------------------------------

                    (a) Amount beneficially owned: 229,500 shares of Common Stock as of December 31, 2008.

                    (b) Percent of Class: 0.3%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 81,304,799 outstanding shares of Common Stock as of November 14, 2008, as reported on the Issuer's Report on Form 10-Q for the quarterly period ended September 30, 2008.

                    (c) (i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote: 229,500
                        (iii) Sole power to dispose of or direct the disposition: -0-
                        (iv) Shared power to dispose of or direct the disposition of: 229,500

                    B. Paul Touradji
                       -------------

                    (a) Amount beneficially owned: 229,500 shares of Common Stock as of December 31, 2008.

                    (b) Percent of Class: 0.3%.

                    (c) (i)    Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote: 229,500
                        (iii)  Sole power to dispose of or direct the
                               disposition: -0-
                        (iv)   Shared power to dispose of or direct the
                               disposition of: 229,500

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 10             Certification:
                    -------------

                    Each of the Reporting Persons hereby makes the following certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2009


                              TOURADJI CAPITAL MANAGEMENT, LP
                              By: Touradji Capital GP, LLC, its general partner

                              By: Paul Touradji, Managing Member

                              By:  /s/ Thomas S. Dwan
                                   ---------------------------------------------
                                   Name:   Thomas S. Dwan
                                   Title:  Attorney-in-fact


                              PAUL TOURADJI


                              By:  /s/ Thomas S. Dwan
                                   ---------------------------------------------
                                   Name:   Thomas S. Dwan
                                   Title:  Attorney-in-fact




               [SIGNATURE PAGE TO AMENDMENT NO. 4 TO SCHEDULE 13G
                                 WITH RESPECT TO
                          STORM CAT ENERGY CORPORATION]